NSAR ITEM 77C


Van Kampen American Capital Limited Term High Income Trust


(a) An Annual Meeting of Shareholders was held on May 23, 1996 and a Special Meeting of Shareholders was held on October 23, 1996.


(b) The election of Trustees of Van Kampen American Capital Limited Term High Income Trust (the "Fund") at the Annual Meeting of Shareholders on May 23, 1996 included:

        David C. Arch

        Howard J Kerr

        Dennis J. McDonnell


(c)     The following were voted on at the May 23, 1996 meeting:


        1)     Election of Trustees

               David C. Arch        For  6,998,215     Withheld  140,228

               Howard J Kerr        For  7,000,098     Withheld  138,346

               Dennis J. McDonnell  For  7,005,440     Withheld  133,003


        2) To Ratify the Selection of Ernst & Young LLP as Independent Auditors for its Current Fiscal Year.

               For     6,983,805               Against     63,644


        The following were voted on at the October 29, 1996 meeting:


        1) Approval of New Investment Advisory Agreement in the event of a change of control of the Adviser.

               For     6,569,166               Against     189,858


        2)     Approval of amendment to the Fund's Declaration of Trust

               For      4,083,540               Against     173,887


        3) Approval of changes to Fundamental Investment Policies with respect to investments in other investment companies.

               For     3,359,054               Against     240,799